CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-51221, 333-47132, 333-108993, 333-155046 and 333-280237 of The Procter & Gamble Company on Form S-8 of our report dated September 21, 2023, relating to the financial statements of the Employee Stock Purchase Plan (Japan) appearing in the Annual Report on Form 11-K for the year ended June 30, 2025.

/s/ Navarro Amper & Co.

Taguig City, Philippines
September 17, 2025